CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-209436 on Form N-2 of our report dated April 15, 2016, relating to the financial statement of Eaton Vance High Income 2021 Target Term Trust, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 22, 2016